For the annual period ended 2/29/04
File number 811-09805


	SUB-ITEM 77-0
	EXHIBITS

	Transactions Effected Pursuant to Rule 10f-3

	Mid-Cap Value Fund

1.	Name of Issuer
	Petco Animal Supplies Co.

2.	Date of Purchase
	5/22/03

3.	Number of Securities Purchased
	3,175

4.	Dollar Amount of Purchase
	$62,388.75

5.	Price Per Unit
	$19.65

6.	Name(s) of Underwriter(s) or Dealer(s)
	From whom purchased
	Morgan Stanley Co., Inc.

7.	Other Members of the Underwriting Syndicate
	Goldman, Sachs & Co.